For Immediate Release:

Contacts: Peerless Systems Corporation: William R. Neil Chief Financial Officer and Acting Chief Executive Officer (310) 536-0908 ex 3146

Peerless Systems Announces Results for the Second Quarter of Fiscal 2010

EL SEGUNDO, Calif., September 10, 2009 — Peerless Systems Corporation (Nasdaq: PRLS), a provider of imaging and networking technologies to the digital document market, today reported financial results for the second quarter of fiscal 2010, which ended on July 31, 2009.

Second quarter revenues were $2.1 million, versus $3.3 million in the second quarter a year ago. Product licensing revenue was $1.9 million, compared with $3.1 million in the second quarter of fiscal 2009. Engineering services and maintenance revenue was $0.2 million in each of the second quarters of fiscal 2010 and 2009. The decline in total revenue was mainly attributable to executing only one new block license this quarter as compared to 3 new block licenses entered into during the second quarter of fiscal 2009. The license entered into during the second quarter of fiscal 2010 is valued at $950,000, $700,000 of which was recognized as revenue during the quarter.

Second quarter gross margin was 65.2% compared with 50.4% in the second quarter of fiscal 2009. The increase is primarily attributable to the higher mix of products being sold for which we do not pay license fees to third parties.

Included in operating income was the receipt from Kyocera Mita Corporation (KMC) of $3.8 million escrowed in connection with the sale of assets to KMC in April 2008.

Peerless reported net income of $2.0 million, or $0.12 per basic share, in the second quarter of fiscal 2010, versus a net loss of $(0.5) million, or $(0.03) per basic share, in the second quarter of fiscal 2009.

Peerless ended the second quarter with cash and cash equivalents of $42.1 million, compared with $42.3 million at the end of the first quarter. Cash and cash equivalents remained level, though the Company purchased $2.3 million in marketable securities and also repurchased 434,173 shares of its common stock for $0.9 million under its stock repurchase plan. Offsetting these purchases and a $1.2 million increase in accounts receivable was the $3.8 million received from KMC, as described above.

Management Commentary

“Excluding the gain associated with the release of escrowed funds from KMC, we generated an operating profit of $0.3 million, which reflects the continuing efforts of our Board and management to curtail costs while supporting our existing customer base and meeting the requirements of a publicly traded company,” said William Neil, Chief Financial Officer and Acting Chief Executive Officer.

Neil added, “At the annual meeting of stockholders held in June, two new directors were elected to our Board. Jefferson Gramm and Gregory Bylinsky bring to the Company operational and equity investment expertise.”

About Peerless Systems Corporation

Founded in 1982, Peerless historically licensed imaging and networking technologies to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances.  Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to KMC. Peerless retained the rights to continue licensing these technologies to customers in the digital document markets. As a result of the sale, Peerless intends to use its cash on hand to actively pursue acquisitions and mergers that result in enhanced shareholder value.

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995

Some statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially there from. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, the Company’s ability to find one or more suitable investment opportunities and to successfully complete any such investment, the Company’s current licensing business and the effects of the Company’s downsizing. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2009 Annual Report on Form 10-K. The Company intends that the forward-looking statements included herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

Results (in thousands) are as follows:

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2009	2008	2009	2008
Revenues	$2,120	$3,341	$3,017	$6,575
Cost of revenues	738	1,657	(1,541)	5,749
Gross margin	1,382	1,684	4,558	826
Operating expenses	(2,720)	2,876	(1,955)	(23,713)
Other income, net	101	314	216	496
Income (loss) before income taxes	4,203	(878)	6,729	25,035
Provision (benefit) for income taxes	2,204	(361)	3,215	10,196
Net income (loss)	$1,999	$(517)	$3,514	$14,839
Basic earnings (loss) per share	$0.12	$(0.03)	$0.21	$0.84
Diluted earnings (loss) per share	$0.12	$(0.03)	$0.21	$0.81
Weighted average common shares - outstanding —
basic	16,740	18,058	16,781	17,750
Weighted average common shares - outstanding —
diluted	16,882	18,058	16,905	18,293